UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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CollaGenex Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COLLAGENEX PHARMACEUTICALS, INC.
41 University Drive
Newtown, PA 18940

April [    ], 2006

To Our Stockholders:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of CollaGenex Pharmaceuticals, Inc. at 8:30 A.M., local time, on Wednesday, May 24, 2006, at the Omni Hotel at Independence Park, 401 Chestnut Street, Philadelphia, Pennsylvania 19106.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting.

It is important that your shares be represented at this meeting to assure the presence of a quorum. Whether or not you plan to attend the meeting, we hope that you will have your stock represented by signing, dating and returning your proxy in the enclosed envelope, as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy.

Thank you for your continued support.

Sincerely,

Colin W. Stewart
President and Chief Executive Officer

COLLAGENEX PHARMACEUTICALS, INC.
41 University Drive
Newtown, PA 18940

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 24, 2006

The Annual Meeting of Stockholders of COLLAGENEX PHARMACEUTICALS, INC., a Delaware corporation, will be held at the Omni Hotel at Independence Park, 401 Chestnut Street, Philadelphia, Pennsylvania 19106, on Wednesday, May 24, 2006, at 8:30 A.M., local time, for the following purposes:

(1)         To elect eight directors to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified;

(2)         To approve a proposal to amend the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 25,000,000 to 75,000,000;

(3)         To approve a proposal to issue greater than 2,900,814 shares of the Company’s common stock, if necessary, upon conversion of the outstanding shares of the Company’s Series D-1 preferred stock as required by NASDAQ Marketplace Rule 4350;

(4)         To ratify the selection by the Audit Committee of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2006; and

(5)         To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

Holders of our common stock and Series D-1 preferred stock of record at the close of business on April 12, 2006 are entitled to notice of and to vote at the Annual Meeting, or any adjournment or adjournments thereof. A complete list of such stockholders will be open to the examination of any stockholder at our principal executive offices at 41 University Drive, Newtown, Pennsylvania 18940, during ordinary business hours, for a period of 10 days prior to the Annual Meeting as well as on the day of the Annual Meeting. The Annual Meeting may be adjourned from time to time without notice other than by announcement at the Annual Meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. THE PROMPT RETURN OF PROXIES WILL ENSURE A QUORUM AND SAVE US THE EXPENSE OF FURTHER SOLICITATION. EACH PROXY GRANTED MAY BE REVOKED BY THE STOCKHOLDER APPOINTING SUCH PROXY AT ANY TIME BEFORE IT IS VOTED. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH SUCH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ASSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors

Andrew K.W. Powell
Secretary

Newtown, Pennsylvania
April [   ], 2006

Our 2005 Annual Report accompanies the Proxy Statement.

COLLAGENEX PHARMACEUTICALS, INC.
41 University Drive
Newtown, PA 18940

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CollaGenex Pharmaceuticals, Inc. (also referred to in this Proxy Statement as the “Company,” “CollaGenex,” “we” or “us”) of proxies to be voted at our Annual Meeting of Stockholders to be held on Wednesday, May 24, 2006 at the Omni Hotel at Independence Park, 401 Chestnut Street, Philadelphia, Pennsylvania 19106 at 8:30 a.m., local time, and at any adjournment or adjournments thereof. Holders of record of our common stock, $.01 par value per share, and Series D-1 cumulative convertible preferred stock, $.01 par value per share, as of the close of business on April 12, 2006, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof. As of that date, there were 17,478,909 shares of our common stock issued and outstanding and entitled to vote and 200,000 shares of our Series D-1 preferred stock issued and outstanding and entitled to vote. Such shares of Series D-1 preferred stock were, as of such date, convertible into 2,352,938 shares of common stock and entitled to an aggregate of 1,792,115 votes on an as converted to common stock basis, assuming for such purpose a conversion price of $11.16 per share. Except for Proposal No. 1 to elect the Series D-1 Director (as hereinafter defined), as set forth below, each share of common stock is entitled to one vote on any matter presented at the Annual Meeting. Except for Proposal No. 1 to elect the common stock directors and Proposal No. 3, as set forth below, each share of Series D-1 preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such share of Series D-1 preferred stock could be converted on the record date for the vote, assuming for such purpose a conversion price of $11.16 per share. The aggregate number of common stock votes entitled to be cast at the Annual Meeting is 19,271,024, including the 1,792,115 aggregate votes entitled to be cast by the holders of the Series D-1 preferred stock on an as converted to common stock basis, assuming for such purpose a conversion price of $11.16 per share.

If proxies in the accompanying form are properly executed and returned, the shares of common stock and Series D-1 preferred stock represented thereby will be voted in the manner specified therein. If not otherwise specified, the shares of common stock and Series D-1 preferred stock represented by the proxies will be voted (i) FOR, as applicable, the election of the eight nominees named below as directors, (ii) FOR the approval of a proposal to amend our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 25,000,000 to 75,000,000; (iii) FOR the approval of a proposal to issue greater than 2,900,814 shares of our common stock, if necessary, upon conversion of the outstanding shares of our Series D-1 preferred stock as required by NASDAQ Marketplace Rule 4350; (iv) FOR the ratification of the selection by the Audit Committee of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2006 and (v) in the discretion of the persons named in the enclosed form of proxy, on any other proposals which may properly come before the Annual Meeting or any adjournment or adjournments thereof. Any stockholder who has submitted a proxy may revoke it at any time before it is voted, by written notice addressed to and received by the Secretary of the Company, by submitting a duly executed proxy bearing a later date or by electing to vote in person at the Annual Meeting. The mere presence at the Annual Meeting of the person appointing a proxy does not, however, revoke the appointment.

With regard to Proposal No. 1, the presence, in person or by proxy, of holders of shares of each of our common stock and our Series D-1 preferred stock having a majority of the votes entitled to be cast by each respective class of stock at the Annual Meeting shall constitute a quorum with respect to the election of directors to be elected by each respective class. With regard to Proposals No. 2 and No. 4 (matters to be voted on by the holders of common stock and Series D-1 preferred stock, voting together as a single class), shares representing a majority of the total issued and outstanding common stock, including the shares of common stock underlying the Series D-1 preferred stock to be voted on an as converted to common stock basis, present in person or by proxy, constitute a quorum. With regard to Proposal No. 3 (the matter to be voted on by the holders of common stock, voting as a separate class), shares representing a majority of the total issued and outstanding common stock, present in person or by proxy, constitute a quorum.

The votes required for each of our proposals is as follows:

•       Proposal No. 1—The affirmative vote by the holders of a plurality of the shares of common stock represented at the Annual Meeting, but not including the shares of common stock underlying the Series D-1 preferred stock to be voted on an as converted to common stock basis, is required for the election of directors other than the Series D-1 Director, provided a quorum of such stockholders is present in person or by proxy. The affirmative vote by the holders of a majority of the shares of Series D-1 preferred stock represented at the Annual Meeting is required for the election of the Series D-1 Director, provided a quorum is present in person or by proxy.

•       Proposal No. 2—The affirmative vote by the holders of a majority of the outstanding shares of common stock and Series D-1 preferred stock, including the shares of common stock underlying the Series D-1 preferred stock to be voted on an as converted to common stock basis, voting together as a single class, and the affirmative vote of stockholders possessing at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series D-1 preferred stock, voting as a separate class, represented at the Annual Meeting are required to approve Proposal No. 2, provided a quorum is present in person or by proxy.

•       Proposal No. 3—The affirmative vote by the holders of a majority of the shares of common stock represented at the Annual Meeting is required to approve Proposal No. 3, provided a quorum is present in person or by proxy. The holders of the Series D-1 preferred stock are not entitled to vote on this proposal.

•       Proposal No. 4—The affirmative vote by the holders of a majority of the shares of common stock and Series D-1 preferred stock, voting together as a single class, represented at the Annual Meeting is required to approve Proposal No. 4, provided a quorum is present in person or by proxy.

Abstentions are included in the shares present at the Annual Meeting for purposes of determining whether a quorum is present, and are counted as a vote against for purposes of determining whether a proposal is approved. Broker non-votes (when shares are represented at the Annual Meeting by a proxy specifically conferring only limited authority to vote on certain matters and no authority to vote on other matters) are included in the determination of the number of shares represented at the Annual Meeting for purposes of determining whether a quorum is present but are not counted for purposes of determining whether a proposal has been approved and thus have no effect on the outcome.

This Proxy Statement, together with the related proxy cards, is being mailed to our stockholders on or about April [   ], 2006. The Annual Report to Stockholders of the Company for the year ended December 31, 2005, including consolidated financial statements, is being mailed together with this Proxy Statement to all stockholders of record as of April 12, 2006. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of the Annual Report so that such record holders could supply such materials to beneficial owners as of April 12, 2006.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, eight directors are to be elected (which number shall constitute our entire Board of Directors) to hold office until the 2007 Annual Meeting of Stockholders and until their successors shall have been elected and qualified. The holders of common stock, voting as a class, will elect seven directors. The holders of Series D-1 preferred stock, voting as a class, will elect one director (referred to in this Proxy Statement as the “Series D-1 Director”).

It is the intention of the persons named in the enclosed form of proxy to vote the stock represented thereby, unless otherwise specified in the proxy, for the election as directors of the persons whose names and biographies appear below. All such persons are, at present, members of our Board of Directors. Brian M. Gallagher, Ph.D. has informed our Board of Directors that he will retire upon the expiration of his term. Our Board of Directors extends its gratitude to Dr. Gallagher for his many contributions to CollaGenex.In the event any of the nominees should become unavailable or unable to serve as a director, it is intended that votes will be cast for a substitute nominee designated by our Board of Directors. The Board of Directors has no reason to believe that the nominees named will be unable to serve if elected. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected.

The current members of our Board of Directors, who are also nominees for election to our Board of Directors, are as follows:

Common Stock Directors:

Name	Age	Served as a Director Since	Position(s) with the Company
Colin W. Stewart	54	2003	President and Chief Executive Officer
Peter R. Barnett, D.M.D.	54	1997	Director
Robert C. Black	63	1999	Director
James E. Daverman	56	1995	Chairman of the Board and Director
Robert J. Easton.	61	1993	Director
George M. Lasezkay, Pharm.D., J.D.	54	2005	Director
W. James O’Shea	56	2000	Director

Series D-1 Preferred Stock Director:

Name	Age	Served as a Director Since	Position(s) with the Company
Robert A. Beardsley, Ph.D	45	2004	Director

The principal occupations and business experience, for at least the past five years, of each nominee are as follows:

Mr. Stewart joined CollaGenex in December 2003 as President and Chief Executive Officer and has been a member of our Board of Directors since December 2003. From October 1998 until September 2003, Mr. Stewart served as the president and chief executive officer of Muro Pharmaceutical, Inc., a pharmaceutical manufacturer and distributor. From 1988 to 1998, Mr. Stewart was employed by the ASTA Medica Group in a number of sales, marketing and general management positions of increasing responsibility. Prior to 1988, Mr. Stewart was employed by Sterling-Winthrop, Ltd., a United Kingdom pharmaceutical company, for 13 years in sales and general management.

Dr. Barnett has been a member of our Board of Directors since February 1997. Since March 2004, Dr. Barnett has been the president and owner of Star Ranch Dental Spa, a dental practice. From

November 2003 to December 2004, Dr. Barnett served as an independent consultant in the managed care field. From November 2002 through October 2003, Dr. Barnett served as president, chief executive officer and director of Group Dental Service, Inc., a dental insurance company. From September 2001 to November 2002, he served as an independent healthcare consultant. From June 2000 to September 2001, Dr. Barnett was the president, chief executive officer and a member of the board of directors of HealthASPex, Inc., a claims technology firm. From January 1995 until May 2000, Dr. Barnett was the president and chief operating officer of United Dental Care, Inc., a managed dental benefits firm.

Mr. Black has been a member of our Board of Directors since September 1999. He was president of the Zeneca Pharmaceuticals Division of AstraZeneca, Inc., a pharmaceutical company, until his retirement in June 1999.

Mr. Daverman has been a member of our Board of Directors since November 1995 and became the Chairman of the Board of Directors in January 2004. Mr. Daverman is managing general partner of Redfish Partners, L.P., an investment and consulting company. Mr. Daverman also is a Senior Advisor to Robert W. Baird and Co. Incorporated, an investment banking organization, and Chairman of the Advisory Boards of Baird Venture Partners and Baird Capital Partners, Baird’s private equity businesses. Until his retirement in October 2003, Mr. Daverman served as managing general partner of Marquette Venture Partners, a venture capital investment company that he co-founded in 1986. Mr. Daverman serves on the board of directors of several privately-held companies.

Mr. Easton has been a member of our Board of Directors since November 1993. Since May 2000, he has served as the chairman of Easton Associates, a healthcare consulting firm. From May 1996 to May 2000, Mr. Easton was the managing director of IBM Healthcare Consulting, Inc., a health care consulting firm. Mr. Easton serves on the board of directors of Cepheid, Inc., a company that develops, manufactures and markets fully integrated systems, as well as several privately-held companies.

Dr. Lasezkay has been a member of our Board of Directors since September 2005. Since 2003, Dr. Lasezkay has provided business development and strategic advisory services to biotechnology and emerging pharmaceutical companies through his consulting firm, Turning Point Consultants, LLC. From 1989 to 2002, Dr. Lasezkay served in various positions at Allergan, Inc., a global health care company, including Corporate Vice President, Corporate Development from 1998 to 2002, Vice President, Corporate Development from 1996 to 1998 and Assistant General Counsel from 1995 to 1996. Dr. Lasezkay serves on the board of directors of Valentis, Inc., a biotechnology company focused on peripheral vascular disease, as well as several other private development stage pharmaceutical companies.

Mr. O’Shea has been a member of our Board of Directors since September 2000. Since October 1999, Mr. O’Shea has served as president and chief operating officer of Sepracor, Inc., a research-based pharmaceutical company.

Dr. Beardsley has been a member of our Board of Directors since December 2004. Since January 2003, Dr. Beardsley has served as president and chief executive officer of Kereos, Inc., a pharmaceutical research and development company. From July 2002 to September 2002, Dr. Beardsley was the acting chief executive officer of Metaphore Pharmaceuticals, a pharmaceutical company. From October 1997 to February 2002, Dr. Beardsley was a consultant for BioSeek, Inc., a drug discovery company. Dr. Beardsley serves on the board of directors of several privately-held companies.

Pursuant to the terms of the Certificate of Designation, Preferences and Rights of the Series D-1 Cumulative Convertible Preferred Stock, the holders of the Series D-1 preferred stock, acting as a single class, have the right to designate and elect one member of our Board of Directors. The holders of the Series D-1 preferred stock have exercised such right by designating Dr. Beardsley to serve as a member of our Board of Directors.

All directors will hold office until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. None of our directors are related to any other director or to any of our executive officers.

The Board of Directors recommends that stockholders, as applicable, vote FOR each of the nominees for the Board of Directors. Please note that proxies cannot be voted for a greater number of persons than the nominees named above.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. During the past year, we have continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the Securities and Exchange Commission and the listing standards of the NASDAQ National Market.

This section describes key corporate governance guidelines and practices that we have adopted. You can access our current committee charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics in the “Corporate Governance” section of our website located at www.collagenex.com or by writing to: Andrew K.W. Powell, c/o CollaGenex Pharmaceuticals, Inc., 41 University Drive, Newtown, Pennsylvania 18940.

Corporate Governance Guidelines

The Board of Directors has adopted corporate governance guidelines to assist the Board of Directors in the exercise of its duties and responsibilities and to serve the best interests of the Company and its stockholders. These guidelines, which provide a framework for the conduct of the Board of Directors’ business, include that:

•       the principal responsibility of the directors is to oversee the management of the Company;

•       a majority of the members of the Board of Directors shall be independent directors;

•       the non-management/independent directors meet regularly in executive session;

•       directors have full and free access to management and, as necessary and appropriate, independent advisors;

•       new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•       at least annually, the Board of Directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that none of Messrs. Barnett, Beardsley, Black, Daverman, Easton, Lasezkay or O’Shea, who comprise our Audit, Compensation and Nominating and Corporate Governance Committees, has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

Director Candidates

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to the members of the Board of Directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board of Directors.

In considering whether to recommend any particular candidate for inclusion in the Board of Directors’ slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria set forth in our Nominating and Corporate Governance Committee Charter. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Secretary, CollaGenex Pharmaceuticals, Inc., 41 University Drive, Newtown, Pennsylvania 18940. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communications from Stockholders

The Board of Directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the Nominating and Corporate Governance Committee, subject to advice and assistance from our Chief Executive Officer and, if requested, our outside legal counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as considered appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board of Directors considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to Board of Directors, c/o Secretary, CollaGenex Pharmaceuticals, Inc., 41 University Drive, Newtown, Pennsylvania 18940.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted the Code of Business Conduct and Ethics on our website, which is located at www.collagenex.com. In addition, we intend to disclose on our website all disclosures that are required by law or NASDAQ National Market listing standards concerning any amendments to, or waivers from, any provision of the Code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Board of Directors and Attendance by Members of the Board of Directors at Meetings

Our Board of Directors currently consists of Colin W. Stewart, Peter R. Barnett, D.M.D., Robert A. Beardsley, Ph.D., Robert C. Black, James E. Daverman, who serves as Chairman, Robert J. Easton, George M. Lasezkay, Pharm.D., J.D. and W. James O’ Shea.  Our Amended and Restated By-Laws currently provide that the total number of directors comprising our Board of Directors shall be such number as is fixed by our Board of Directors, but in no event less than one. Pursuant to the terms of the Certificate of Designation, Preferences and Rights of the Series D-1 Cumulative Convertible Preferred Stock our Board of Directors shall consist of not less than five and not more than nine directors. Our Board of Directors has provided that our full Board of Directors shall be comprised of nine directors. Although we have nominated, and are only seeking to elect, eight members to our Board of Directors at this time, we expect to interview prospective candidates for the one vacancy. This vacancy may be filled by the vote or written consent of a majority of our directors elected by the holders of record of our common stock, and shall serve until the next annual meeting of stockholders, unless earlier removed or such director resigns. We elected George M. Lasezkay, Pharm.D., J.D. to fill the vacancy on our Board of Directors in September 2005.

There were eight meetings of the Board of Directors during 2005, three of which were held telephonically. Except for George M. Lasezkay, Pharm.D., J.D., who became a member of our Board of Directors in September 2005, each director attended at least 75% of the aggregate of all meetings of the Board of Directors held during the period in which he served as a director and the total number of meetings held by the committee on which he served during the period, if applicable.

Our Corporate Governance Guidelines provide that directors are expected to attend the annual meeting of stockholders. Except for George M. Lasezkay, Pharm.D., J.D. who became a member of our Board of Directors in September 2005, all directors attended the 2005 Annual Meeting of Stockholders.

Committees of the Board of Directors

The Board of Directors has established three standing committees—Audit, Compensation and Nominating and Corporate Governance—each of which operates under a charter that has been approved by our Board of Directors. Current copies of each committee’s charter are posted on the Corporate Governance section of our website located at www.collagenex.com.

The Board of Directors has determined that all of the members of each of the Board of Directors’ three standing committees are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934.

Audit Committee of the Board of Directors

The Audit Committee currently consists of Peter R. Barnett, who currently serves as Chairman, Robert A. Beardsley, Ph.D., James E. Daverman and George M. Lasezkay, Pharm.D., J.D., who joined the Audit Committee on September 22, 2005. The Audit Committee was established in March 1996 and currently acts under a charter that was adopted and approved on May 8, 2000 and that was amended and restated in February 2004. The Audit Committee held 6 meetings in 2005. It is anticipated that each of Messrs. Barnett, Beardsley, Daverman and Lasezkay, if elected to the Board of Directors by our stockholders, will continue to serve on the Audit Committee. Our Audit Committee’s responsibilities include:

•       appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•       overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

•       reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures;

•       monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•       discussing our risk management policies;

•       establishing procedures for the receipt and retention of accounting-related complaints and concerns;

•       meeting independently with our independent registered public accounting firm and management; and

•       preparing the audit committee report required by SEC rules (which is included on pages 11 and 12 of this Proxy Statement).

Pursuant to the Audit Committee Charter, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2005 with our management and independent registered public accounting firm. Additionally, the Audit Committee has discussed with the independent registered public accounting firm the matters required by Statement of Auditing Standards (“SAS”) No. 61, has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 and has discussed with the independent registered public accounting firm their independence. Based in part on the foregoing, the Audit Committee recommended to the Board of Directors that the consolidated financial statements as of and for the year ended December 31, 2005 audited by KPMG LLP be included in our Annual Report on Form 10-K.

The Board of Directors has determined that James Daverman is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Compensation Committee of the Board of Directors

The Compensation Committee currently consists of W. James O’Shea, who serves as Chairman, Robert C. Black and Robert J. Easton. The Compensation Committee was established in March 1996 and currently acts under a charter adopted and approved in January 2004. The Compensation Committee held 12 meetings in 2005. The primary responsibilities of the Compensation Committee include approving salaries and incentive compensation for our executive officers and administering our stock option plans. In addition, our Compensation Committee has the following principal duties:

•       annually reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation;

•       determining the Chief Executive Officer’s compensation;

•       reviewing and approving, or making recommendations to the Board of Directors with respect to the compensation of our other executive officers;

•       overseeing and administering our cash and equity incentive plans; and

•       reviewing and making recommendations to the Board of Directors with respect to director compensation.

Nominating and Corporate Governance Committee of the Board of Directors

In January 2004, our Board of Directors reconstituted our Nominating Committee to expand its responsibilities and formed a Nominating and Corporate Governance Committee, which currently consists of Robert C. Black, who serves as Chairman, Peter R. Barnett and Robert J. Easton. The Nominating and Corporate Governance Committee currently acts under a charter adopted and approved in January 2004. The Nominating and Corporate Governance Committee held four meetings in 2005. The responsibilities of the Nominating and Corporate Governance Committee include:

•       identifying and recommending nominees for election as directors and to each of the committees of the Board of Directors;

•       reviewing and making recommendations to the Board of Directors with respect to management succession planning;

•       reviewing and assessing the adequacy of our corporate governance guidelines and recommending any proposed changes to our Board of Directors; and

•       overseeing an annual evaluation of the Board of Directors.

Compensation of Directors

2005 Director Compensation

In 2005, our non-employee directors received an annual retainer, which was paid quarterly. In addition to this retainer, non-employee directors were entitled to receive a fee for each regularly scheduled board meeting attended in person, an annual fee for each committee on which the non-employee director serves and a fee for each committee the non-employee director chairs. The table below sets forth the annual retainer, per board meeting fees, annual committee meeting fees and fees per committee chaired paid to our non-employee directors in 2005:

	2005 Annual Retainer(1)		Fee Per Board Meeting Attended	Annual Fee Per Committee Served	Annual Fee Per Committee Chaired
Peter Barnett	$15,000		$2,000	$3,000	$10,000
Robert Black	$15,000		$2,000	$3,000	$5,000
James Daverman	$22,500		$3,000	$3,000	—
Robert Easton	$15,000		$2,000	$3,000	—
Brian Gallagher	$15,000		$2,000	—	—
James O’Shea	$15,000		$2,000	—	$5,000
Robert A. Beardsley	$15,000		$2,000	$3,000	—
George M. Lasezkay(2)	$4,981	(3)	$2,000	$3,000	—

(1)          In addition, we provided reimbursement to directors for reasonable and necessary expenses incurred in connection with attendance at meetings of the Board of Directors and other Company business.

(2)          Mr. Lasezkay was appointed to our Board of Directors on September 22, 2005.

(3)          Represents the pro-rata portion of a $15,000 annual retainer commencing on September 22, 2005.

On May 25, 2005, we granted to each non-employee director, options to purchase 12,000 shares of common stock, with the exception of Mr. Daverman, the Chairman of the Board, who received an option to purchase 18,000 shares of common stock, each at an exercise price per share of $4.58. Such options vest in four equal annual installments commencing one year after the date of grant. Upon his appointment to the Board of Directors in September 2005, Mr. Lasezkay was granted an option to purchase 25,000 shares of common stock at an exercise price per share of $9.78. Such options vest in five equal annual installments commencing one year after the date of grant.

2006 Director Compensation

In 2006, our non-employee directors will receive an annual retainer. In addition to this retainer, non-employee directors will receive a fee for each regularly scheduled board meeting attended in person, an annual fee for each committee on which the non-employee director serves and a fee for each committee the non-employee director chairs. The table below sets forth the annual retainer, per board meeting fees, annual committee meeting fees and fees per committee chaired which will be paid to our non-employee directors in 2006:

	2006 Annual Retainer(1)	Fee Per Board Meeting Attended	Annual Fee Per Committee Served	Annual Fee Per Committee Chaired
Peter Barnett	$15,000	$2,000	$3,000	$10,000
Robert Black	$15,000	$2,000	$3,000	$5,000
James Daverman	$22,500	$3,000	$3,000	—
Robert Easton	$15,000	$2,000	$3,000	—
James O’Shea	$15,000	$2,000	—	$5,000
Robert A. Beardsley	$15,000	$2,000	$3,000	—
George M. Lasezkay	$15,000	$2,000	$3,000	—

(1)          In addition, we provide reimbursement to directors for reasonable and necessary expenses incurred in connection with attendance at meetings of the Board of Directors and other Company business.

From time-to-time, members of the Board of Directors have been granted options to purchase shares of our common stock. See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS.”

Upon re-election at our annual meetings of stockholders, each non-employee director shall automatically be granted an option to purchase 12,000 shares of our common stock, with the exception of Mr. Daverman who shall be granted an option to purchase 18,000 shares of our common stock, at an exercise price per share equal to the then current fair market value per share. All such options shall become exercisable in four equal annual installments commencing one year after the date of grant, provided that the optionee then remains a director.

Each new non-employee director is automatically granted an option to purchase 25,000 shares of common stock, at an exercise price per share equal to the then current fair market value per share. All such options shall become exercisable in five equal annual installments commencing one year after the date of grant, provided that the optionee then remains a director. The right to exercise annual installments of options will be reduced proportionately based on the optionee’s actual attendance at meetings of the Board of Directors if the optionee fails to attend at least 75% of the meetings of the Board of Directors held in any calendar year.

Report of the Audit Committee of the Board of Directors

The Audit Committee has furnished the following report:

To the Board of Directors of CollaGenex Pharmaceuticals, Inc.:

The Audit Committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2005 and has discussed these consolidated financial statements with our management and our independent registered public accounting firm. Management is responsible for the preparation of our consolidated financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Our independent registered public accounting firm is responsible for conducting an independent audit of our annual consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report on the results of their audit. The Audit Committee is responsible for providing independent, objective oversight of these processes.

The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that they are required to provide to the Audit Committee, including the matters required to be discussed by SAS No. 61 (Communication with Audit Committees). SAS No. 61 requires our independent registered public accounting firm to discuss with our Audit Committee, among other things, the following:

•       methods used to account for significant unusual transactions;

•       the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•       the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•       disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the consolidated financial statements.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that, in the auditor’s professional opinion, may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the Audit Committee discussed with the independent registered public accounting firm their independence the Company. The Audit Committee also considered whether the independent registered public accounting firm provision of certain other non-audit related services to us is compatible with maintaining such registered public accounting firm’s independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations by management and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005.

Peter R. Barnett, D.M.D.
Audit Committee Chairman

James E. Daverman
Audit Committee Member

Robert A. Beardsley, Ph.D.
Audit Committee Member

George M. Lasezkay, Pharm.D., J.D.
Audit Committee Member

Independent Registered Public Accounting Firm’s Fees and Other Matters

The following table summarizes the fees billed to us for professional services rendered by KPMG LLP, our independent registered public accounting firm, for each of the last two fiscal years:

Fee Category	2005	2004
Audit Fees	$332,500	$295,345
Audit-Related Fees	$—	$—
Tax Fees	$6,000	$6,980
All Other Fees	$—	$—
Total Fees	$338,500	$302,325

Audit Fees

Audit fees consist of fees for the audit of our consolidated financial statements, the audit of our internal control over financial reporting, the review of the interim consolidated financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with securities filings or engagements. In 2005, fees for professional services provided in connection with securities filings were approximately $67,500.

Audit-Related Fees

There were no fees to report in this category for 2005 and 2004.

Tax Fees

Tax fees consist of fees for tax advice and tax planning services.

All Other Fees

There were no fees to report in this category for 2005 and 2004.

Audit Committee Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee.

All engagements entered into with KPMG LLP in 2005 and 2004, were approved in accordance with the procedures described above.

EXECUTIVE OFFICERS

The following table identifies our current executive officers:

Name	Age	Capacities in Which Served	In Current Position Since
Colin W. Stewart	54	President, Chief Executive Officer and Director	December 2003
Nancy C. Broadbent(1)	50	Senior Vice President, Chief Financial Officer and Treasurer	February 2006
David F. Pfeiffer(2)	43	Senior Vice President, Sales and Marketing	December 2000 (Vice President, Marketing since June 1997)
Klaus Theobald(3)	50	Senior Vice President and Chief Medical Officer	January 2004
Andrew K. W. Powell(4)	48	Vice President, General Counsel and Secretary	September 2004

(1)          Ms. Broadbent joined CollaGenex in March 1996 as Chief Financial Officer and Treasurer. She was promoted to Senior Vice President in February 2006.

(2)          Mr. Pfeiffer joined CollaGenex in June 1997 as Vice President, Marketing. He was promoted to Senior Vice President, Sales and Marketing in December 2000. From September 1995 until June 1997, Mr. Pfeiffer served as Director of Marketing, Health Management Services, for SmithKline Beecham.

(3)          Dr. Theobald joined CollaGenex in January 2004 as Senior Vice President and Chief Medical Officer. From February 2003 to January 2004, Dr. Theobald was pursuing personal interests. Prior to joining CollaGenex, from June 2002 to February 2003, Dr. Theobald was the president and chief executive officer of Allergenics, Inc., a biotechnology company focused on oral protein delivery. From March 2001 to April 2002, Dr. Theobald was the chief medical officer of Genesis Therapeutics, a subsidiary of Aventis Behring. From May 1996 to May 2002, Dr. Theobald held various senior positions at Aventis Behring and its predecessor companies.

(4)          Mr. Powell joined CollaGenex in September 2004 as Vice President, General Counsel and Secretary. From June 1989 to July 2004, Mr. Powell was associate general counsel for Baxter International Inc., a global healthcare and biotechnology company.

No family relationships exist between any of our executive officers and our directors. Our executive officers are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act to file initial reports of ownership and reports of changes in ownership with respect to our equity securities with the Securities and Exchange Commission. All reporting persons are required by the Securities and Exchange Commission’s regulations to furnish us with copies of all reports that such reporting persons file with the Securities and Exchange Commission pursuant to Section 16(a).

Based solely on our review of the copies of such forms received by us and upon written representations of our reporting persons received by us, except as described below, each such reporting person has filed all of their respective reports pursuant to Section 16(a) on a timely basis. Andrew Powell failed to timely file a Form 4 with respect to the grant of an option on March 10, 2005. Mr. Powell filed such information on a Form 4 with the Securities and Exchange Commission on March 17, 2005. Colin Stewart failed to timely file a Form 4 with respect to the grant of an option on March 10, 2005. Mr. Stewart filed such information on a Form 4 with the Securities and Exchange Commission on March 17, 2005. Klaus Theobald failed to timely file a Form 4 with respect to the grant of an option on March 10, 2005. Mr. Theobald filed such information on a Form 4 with the Securities and Exchange Commission on March 17, 2005. Nancy Broadbent failed to timely file a Form 4 with respect to the grant of an option on March 10, 2005. Ms. Broadbent filed such information on a Form 4 with the Securities and Exchange Commission on March 17, 2005. David Pfeiffer failed to timely file a Form 4 with respect to the grant of an option on March 10, 2005. Mr. Pfeiffer filed such information on a Form 4 with the Securities and Exchange Commission on March 17, 2005. Robert Easton failed to timely file a Form 4 with respect to the exchange of certain shares of Series D preferred stock for Series D-1 preferred stock on December 21, 2005. Mr. Easton filed such information on a Form 4 with the Securities and Exchange Commission on January 3, 2006.

EXECUTIVE COMPENSATION

Summary of Compensation in Fiscal Years 2005, 2004 and 2003

The following Summary Compensation Table sets forth information concerning compensation during the years ended December 31, 2005, 2004 and 2003 for services in all capacities awarded to, earned by or paid to each person who served as our Chief Executive Officer at any time during 2005, each other of our executive officers as of December 31, 2005 and certain individuals who served as executive officers during a part of 2005, whose aggregate cash compensation exceeded $100,000 at the end of 2005 (collectively referred to as the “Named Executives”).

SUMMARY COMPENSATION TABLE

		Annual Compensation(1)		Long-Term Compensation Awards
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Securities Underlying Options (#) (g)	All Other Compensation ($) (i)
Colin W. Stewart(2)	2005	364,000	238,420	70,900	1,447	(3)
President, Chief Executive	2004	350,000	141,750	—	44,705	(3)(4)
Officer and Director	2003	22,538	50,000	300,000	—
Nancy C. Broadbent	2005	239,200	133,952	26,300	5,951	(3)
Senior Vice President, Chief Financial	2004	230,000	90,160	26,000	6,036	(3)
Officer and Treasurer	2003	222,789	86,112	24,000	—
David F. Pfeiffer	2005	255,800	113,575	24,400	5,951	(3)
Senior Vice President,	2004	246,000	83,640	26,000	244,716	(3)(5)
Sales and Marketing	2003	238,702	91,840	24,000	—
Klaus Theobald(6)	2005	260,000	130,000	22,600	1,447	(3)
Senior Vice President and	2004	236,743	77,500	80,000	1,266	(3)
Chief Medical Officer
Andrew K.W. Powell(7)	2005	230,000	97,060	5,700	965	(3)
Vice President, General	2004	62,727	16,500	70,000	172,061	(8)(9)
Counsel and Secretary

(1)          In accordance with the rules of the Securities and Exchange Commission, the costs of certain perquisites and other personal benefits are not included because they did not exceed, in the case of each Named Executive, the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executives for the fiscal years reported in the above table.

(2)          On December 8, 2003, Mr. Stewart joined CollaGenex as President and Chief Executive officer and a member of our Board of Directors. During 2003 and 2004, Mr. Stewart’s annual base salary compensation was $350,000.

(3)          The amounts listed in the category of “All Other Compensation” consist, in part, of Company contributions to disability and medical insurance.

In 2005, these amounts were:

(a)          Disability Premium—Mr. Stewart, $1,447; Ms. Broadbent, $1,447; Mr. Pfeiffer, $1,447; Mr. Powell, $965; and Dr. Theobald, $1,447.

(b)         Medical Premium—Ms. Broadbent, $4,504 and Mr. Pfeiffer, $4,504.

In 2004, these amounts were:

(a)          Disability Premium—Mr. Stewart, $1,389; Ms. Broadbent, $1,447; Mr. Pfeiffer, $1,447; and Dr. Theobald, $1,226.

(b)         Medical Premium—Ms. Broadbent, $4,589 and Mr. Pfeiffer, $4,589.

(4)          Mr. Stewart was paid $43,316 for moving-related expenses in 2004.

(5)          Pursuant to an Incentive Bonus Agreement dated August 27, 2003 between the Company and Mr. Pfeiffer, in September 2004 Mr. Pfeiffer received an incentive bonus equal to $238,680. Under the terms of such Agreement, the incentive bonus was payable only if (i) Mr. Pfeiffer remained actively employed with the Company through August 27, 2004, or (ii) the Company terminated Mr. Pfeiffer’s employment without cause prior to August 27, 2004.

(6)          On January 21, 2004, Dr. Theobald joined CollaGenex as Senior Vice President and Chief Medical Officer. During 2004, Dr. Theobald’s annual base salary compensation was $249,600.

(7)          On September 23, 2004, Mr. Powell joined CollaGenex as Vice President, General Counsel and Secretary. During 2004, Mr. Powell’s annual base salary compensation was $230,000.

(8)          Mr. Powell was paid a bonus of $25,000 in connection with the commencement of his employment with us in September 2004.

(9)          Mr. Powell was paid $147,061 for moving-related expenses in 2004.

Option Grants in 2005

The following table sets forth information concerning individual grants of stock options made during 2005 to each of the Named Executives.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
		Percent of			Potential Realizable
	Number of	Total			Value at Assumed
	Securities	Options			Annual Rates
	Underlying	Granted to	Exercise		of Stock Price
	Options	Employees	or Base		Appreciation for
	Granted	in Fiscal	Price	Expiration	Option Term(3)
Name	(#)	Year(1)	($/Sh)(2)	Date	5%($)	10%($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Colin W. Stewart	70,900	18.0	5.67	03/09/2010	252,817	640,689
Nancy C. Broadbent	26,300	6.7	5.67	03/09/2010	93,781	237,660
David F. Pfeiffer	24,400	6.2	5.67	03/09/2010	87,006	220,491
Klaus Theobald	22,600	5.7	5.67	03/09/2010	80,587	204,225
Andrew K.W. Powell	5,700	1.4	5.67	03/09/2010	20,325	51,508

(1)          Based on an aggregate of 392,755 options granted to employees in 2005, including options granted to the Named Executives.

(2)          Based on a grant date fair market value equal to the grant date exercise price per share of the applicable option for each of the Named Executives and assumes no adjustments to the grant date exercise price.

(3)          Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their terms assuming the specified compound rates of appreciation (5% and 10%) on the market value of the common stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercise and the future performance of the common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts will be received by the option holder.

Aggregated Option Exercises in 2005 and Year End Option Values

The following table sets forth information concerning each exercise of options during 2005 by each of the Named Executives and the year end value of unexercised in-the-money options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

Name (a)	Shares Acquired on Exercise (#) (b)	Value Realized ($) (c)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/ Unexercisable (d)	Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1) Exercisable/ Unexercisable (e)
Colin W. Stewart	—	—	120,000/250,900	218,400/781,360
Nancy C. Broadbent.	4,000	40,280	167,500/73,800	640,443/257,870
David F. Pfeiffer	—	—	202,500/101,900	652,043/255,960
Klaus Theobald	—	—	16,000/86,600	25,760/247,680
Andrew K.W. Powell	600	4,326	14,000/61,700	75,180/337,200

(1)          Based on a year end fair market value of the underlying securities equal to $12.07 per share, less the exercise price payable for such shares.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

We have executed indemnification agreements with each of our executive officers and directors pursuant to which we have agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if any such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of the Company. In general, our employees are covered by confidentiality agreements.

On September 18, 2002, we entered into change of control agreements with each of Ms. Broadbent and Mr. Pfeiffer, with Mr. Stewart on December 8, 2003, with Dr. Theobald on February 1, 2004, with Mr. Powell on September 23, 2004 and Greg Ford, our Vice President, Business Development and Strategic Planning on August 9, 2004. In the event the employment of Ms. Broadbent or Messrs. Stewart, Theobald, Pfeiffer, Powell or Ford is terminated as a result of an Involuntary Termination within 24 months of a Change of Control (each as defined in such agreements), the change of control agreements provide for, among other things (i) a lump sum payment of 1.5 times base salary and 1.5 times the average bonus paid for the three fiscal years prior to the Termination Date (as defined in the agreements), (ii) health coverage and benefits for a period of 24 months and (iii) certain outplacement/administrative support for a period of 18 months. In addition, if a Change of Control occurs while Ms. Broadbent or Messrs. Stewart, Theobald, Pfeiffer, Powell or Ford is employed by CollaGenex, regardless of whether their employment relationship with CollaGenex continues following such Change of Control, then all stock options granted to these individuals prior to the Change of Control shall become fully vested and exercisable as of the date of the Change of Control to the extent such stock options are outstanding and unexercisable at the time of such termination.

In addition, each of Ms. Broadbent and Mr. Pfeiffer have agreed that during the term of his or her employment and for a period of two years thereafter, they will not directly or indirectly provide services to or for any business engaged in research regarding the development, manufacture, testing, marketing or sale of collagenase inhibiting drugs for application in periodontal disease or any other application which, during the period of their employment with us, is either marketed or in advanced clinical development by us. Pursuant to the terms of the Transition Agreement and Release we entered into with Dr. Gallagher on March 18, 2003, Dr. Gallagher agreed that until September 18, 2004, he would not engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by us while Dr. Gallagher was our employee.

During 2003, we commenced an executive search for a successor President and Chief Executive Officer to Dr. Gallagher, and on December 8, 2003, we hired Colin W. Stewart as the successor to Dr. Gallagher. We executed a Transition Agreement and Release with Dr. Gallagher, pursuant to which we compensated Dr. Gallagher for, among other things, his services during the transition period and in recognition of his historical contributions to CollaGenex. Under the terms of such agreement, Dr. Gallagher was eligible for a one-time, lump sum bonus of $150,000, which was paid to Dr. Gallagher in connection with his separation from CollaGenex. Of such amount, $50,000 was earned by Dr. Gallagher automatically on the date of his separation from the Company and $100,000 was paid on such date based upon his performance prior to separation. We also agreed to reimburse Dr. Gallagher for certain COBRA premiums, or to make certain comparable payments to Dr. Gallagher, for a period of 24 months following his separation from CollaGenex. We also paid Dr. Gallagher a lump sum of $15,000 at the time of separation for certain expenses. In addition, effective upon the execution of such agreement, we accelerated Dr. Gallagher’s right to exercise all unvested stock options previously granted to him and the exercise dates for certain of Dr. Gallagher’s options were extended to the latest date on which the options would have expired according to their respective terms.

As a result of the Transition Agreement and Release, we recognized a non-cash compensation charge relating to modifications of Dr. Gallagher’s stock option agreements of approximately $251,000 in 2003. We also agreed to reimburse Dr. Gallagher for certain excise taxes, if any, imposed on him in connection with such agreement. We also entered into a consulting agreement with Dr. Gallagher pursuant to which he provided consulting services to us for a period of 24 months following the appointment of Mr. Stewart. Under such agreement, Dr. Gallagher provided approximately 80 hours of consulting services to CollaGenex during the first two months following his separation and provided approximately 15 hours per month thereafter through the second anniversary date of his separation from CollaGenex. Dr. Gallagher provided such services as an independent contractor at a rate of $27,037.50 per month through December 8, 2005.

We entered into an Incentive Bonus Agreement with an effective date of August 27, 2003, with David F. Pfeiffer, our Senior Vice President, Sales and Marketing, pursuant to which Mr. Pfeiffer was entitled to receive, in certain circumstances, an incentive bonus equal to his annual base salary. Pursuant to the terms of such agreement, the incentive bonus was payable only if (i) Mr. Pfeiffer remained actively employed with us through August 27, 2004 or (ii) we terminated Mr. Pfeiffer’s employment without cause prior to August 27, 2004. In September 2004, Mr. Pfeiffer received an incentive bonus of $238,680.

On January 21, 2004, upon his joining the Company as Senior Vice President and Chief Medical Officer, we entered into a Non-Statutory Stock Option Agreement with Dr. Theobald. Dr. Theobald was granted options to purchase 80,000 shares of common stock at an exercise price of $10.46. Such options have a ten year duration and vest in five equal annual installments commencing one year after the date of grant.

On September 23, 2004, upon his joining the Company as Vice President, General Counsel and Corporate Secretary, we entered into a Non-Statutory Stock Option Agreement with Mr. Powell, pursuant to which we granted inducement stock options to Mr. Powell, effective the date of commencement of his employment. These options were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) under the following terms: 70,000 non-qualified stock options, exercise price equal to the fair market value on the grant date, which was the last sale price on September 23, 2004, or $6.70 per share, ten year duration and vesting in five equal annual installments commencing one year after the date of grant.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of, and during 2005 consisted of, W. James O’Shea, who serves as Chairman, Robert C. Black and Robert J. Easton. There are no, and during 2005 there were no, Compensation Committee interlocks.

As of April 1, 2006, Mr. Easton, in his individual capacity, held 26,409 shares of our common stock. Such shares of common stock include those shares of common stock which were previously issued by us upon conversion of our Series A preferred stock, Series B preferred stock and Series C preferred stock previously held by Mr. Easton. As of April 1, 2006, Mr. Easton also held 2,000 shares of our Series D-1 preferred stock which were convertible into 23,529 shares of our common stock as of such date.

In September 1995, we entered into a registration rights agreement with each of the then holders of our Series A, Series B and Series C redeemable preferred stock pursuant to which we have granted certain registration rights to such stockholders. Pursuant to such registration rights agreement, at any time beginning six months after June 20, 1996, the effective date of our initial public offering, the holders of at least a majority of the common stock issued upon the conversion of the Series A, Series B and Series C redeemable preferred stock (referred to collectively as the “Registrable Securities”) have the right, subject to certain restrictions set forth in the registration rights agreement, to require that we register the Registrable Securities requested by such holders at our expense (on no more than two occasions) on either a Form S-1, Form S-2 or Form S-3 Registration Statement under the Securities Act of 1933, as amended. We are not, however, required to register any Registrable Securities unless such shares represent at least 10% of our outstanding shares of common stock, or, if less than 10%, if the anticipated aggregate offering price exceeds $1,000,000.

The holders of Registrable Securities also have the right to an unlimited number of registrations on Form S-3 under the Securities Act of 1933, as amended. We are not, however, required to effect such a registration unless the requesting holders reasonably anticipate having an aggregate disposition price of at least $500,000.

Also in September 1995, we granted to the then holders of Series A, Series B and Series C redeemable preferred stock certain rights to participate in certain future offerings undertaken by us. Such rights to participate require that, with certain exceptions including, but not limited to, an underwritten public offering, any time we propose to issue, sell or exchange, or reserve therefor, any securities, we must first offer to sell to each of the pre-conversion holders of Series A, Series B and Series C redeemable preferred stock their respective pro rata share of such securities at a price and on terms identical to the price and terms of the securities proposed to be issued, sold or exchanged in the applicable offering.

In May 1999, we entered into a Stockholder and Registration Rights Agreement with each of the holders of our Series D preferred stock (the “Series D Holders”), pursuant to which, among other things, we registered on a Registration Statements on Form S-3 all of the shares of our common stock underlying the shares of Series D preferred stock and all of the shares of common stock issued as dividends on the Series D preferred stock to the holders thereof.

On December 15, 2005, we executed a Restructuring and Exchange Agreement (the “Restructuring Agreement”) with each of the Series D Holders pursuant to which the Series D Holders agreed to effect an exchange whereby we exchanged all 200,000 outstanding shares of Series D preferred stock for 200,000 shares of the Series D-1 preferred stock. We subsequently registered all of the shares of common stock underlying the shares of Series D-1 preferred stock on a Registration Statement on Form S-3.

The holders of at least a majority of the Series D-1 preferred stock also have the right, subject to certain restrictions, to require us to register the shares of common stock underlying their Series D-1 preferred stock on a Registration Statement on Form S-1 at our expense (on no more than two occasions). Also, pursuant to the Stockholder and Registration Rights Agreement, if we propose to register any of our securities under the Securities Act of 1933, as amended, for sale to the public, the holders of the Series D-1 preferred stock have certain piggyback registration rights with respect to the shares of common stock underlying their Series D-1 preferred stock at our expense, subject to certain restrictions. In addition, if we grant registration rights to the holders of any of our securities that are more favorable than the registration rights granted under the Stockholder and Registration Rights Agreement, then the holders of the Series D-1 preferred stock shall be deemed to have been granted such superior registration rights as well with respect to the shares of common stock underlying their Series D-1 preferred stock. Also pursuant to the terms of the Stockholder and Registration Rights Agreement, the holders of Series D-1 preferred stock have certain rights of first refusal with respect to certain stock issuances by us.

Performance Graph

The following graph compares the cumulative total stockholder return on our common stock with the cumulative total return on the NASDAQ Composite Index and the NASDAQ Biotechnology Index (capitalization weighted) for the period beginning on January 1, 2001 and ending on the last day of our last completed fiscal year.

COMPARISON OF CUMULATIVE TOTAL RETURN(1)(2)(3)

Among CollaGenex, the NASDAQ Composite Index and the
NASDAQ Biotechnology Index
(Capitalization Weighted)

Cumulative Total Return
Company/ Index Name	Base Period January 1, 2000	June 30, 2001	December 31, 2001	June 30, 2002	December 31, 2002	June 30, 2003	December 31, 2003	June 30, 2004	December 31, 2004	June 30, 2005	December 31, 2005

CGPI	$100.00	$222.37	$219.66	$200.68	$257.36	$359.59	$301.83	$254.92	$199.05	$206.37	$327.32
NASDAQ	$100.00	$87.24	$79.53	$61.14	$56.34	$68.03	$83.81	$85.86	$91.33	$86.38	$93.30
NASDAQ BIOTECH	$100.00	$108.86	$80.72	$54.15	$44.83	$53.42	$62.82	$62.11	$65.43	$67.72	$83.51

(1)                Graph assumes $100 invested on January 1, 2001 in our common stock, the NASDAQ Composite Index and the NASDAQ Biotechnology Index (capitalization weighted).

(2)                Total return assumes reinvestment of dividends.

(3)                Year ended December 31.

Compensation Committee Report on Executive Compensation

The Compensation Committee has furnished the following report:

The Compensation Committee is comprised of three non-employee directors and currently acts under a charter adopted and approved in January 2004. The Compensation Committee recommends, and the Board of Directors approves, all matters relating to executive compensation, including setting and administering policies governing executive salaries, bonuses (if any) and stock option awards (if any). The Compensation Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Compensation Committee meets at least twice annually to set performance objectives for the Chief Executive Officer and to determine the annual compensation of the Chief Executive Officer and our other senior executives. The Chief Executive Officer is not present during the discussion of his compensation.

Executive Compensation Policy

The goal of our executive compensation policy is to ensure that an appropriate relationship exists between executive compensation and the creation of stockholder value, while at the same time attracting and retaining qualified senior management. In order to continually attract and retain highly experienced executives, our compensation packages for senior executives are highly competitive with those paid to executives of other emerging pharmaceutical companies.

Compensation Mix

Our executive compensation packages generally include three components: base salary, a discretionary cash bonus (typically paid annually) and stock options.

Base Salary

The Compensation Committee seeks to establish base salaries for each position and level of responsibility that are competitive with those of executive officers at other emerging pharmaceutical companies.

Discretionary Cash Bonus

The Compensation Committee believes that discretionary cash bonuses are important to motivate and reward executive officers. However, cash bonuses are not guaranteed. Cash bonuses are awarded to executives based on their achievements against a stated list of objectives developed at the beginning of each year by senior management and the Compensation Committee. Such objectives are reviewed and approved by the Board of Directors.

Stock Options

Stock option grants are designed to align the long-term interests of our executives with those of our stockholders by rewarding executives for increasing stockholder value. All executive officers are awarded option grants upon joining the Company that are competitive with those at comparable emerging pharmaceutical companies. In addition, the Compensation Committee may award additional stock option grants, typically annually. When granting stock options, the Compensation Committee considers the recommendation of our Chief Executive Officer and the relative performance and contributions of each officer compared to that of other officers within the Company with similar levels of responsibility. The Compensation Committee has in the past granted, and may continue to grant from time to time in the future, options to our executive officers containing target milestones with respect to the trading price of our common stock and accelerated vesting upon the achievement of such milestones.

Compensation of the Chief Executive Officer

In establishing the Chief Executive Officer’s compensation package, the Compensation Committee seeks to maintain a level of total current compensation that is competitive with that paid to chief executive officers of other comparable emerging pharmaceutical companies. In addition, in order to align the Chief Executive Officer’s interests with the interests of our stockholders, the Compensation Committee attempts to make a substantial portion of the value of the Chief Executive Officer’s total compensation dependent on the appreciation of our stock price. The Chief Executive Officer’s performance is evaluated annually by the Compensation Committee against a stated list of short, medium and long term objectives developed by the Compensation Committee at the beginning of each year and approved by the Board of Directors. In establishing Mr. Stewart’s compensation, we examined Mr. Stewart’s prior experience and breadth of knowledge, as well as the size, complexity and historical performance of our business, our position as compared to our peers in the industry and the specific challenges we face. Mr. Stewart’s base salary during 2005 was $364,000. Mr. Stewart’s base salary for fiscal 2006 was increased to $377,000 and in fiscal year 2006, he was granted an option to purchase 85,000 shares of the Company’s common stock.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1.0 million paid to our CEO and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the Company and our stockholders, after taking into consideration changing business conditions and the performance of our employees.

Compensation Committee Members:
W. James O’Shea, Chairman
Robert C. Black, Member
Robert J. Easton, Member

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED SHAREHOLDER MATTERS

There were, as of April 1, 2006, approximately 96 holders of record and approximately 3,881 beneficial holders of our common stock. The following table sets forth certain information, as of April 1, 2006, with respect to holdings of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the total number of shares of the common stock outstanding as of such date, based on currently available Schedules 13D and 13G filed with the SEC, (ii) each of our directors (which includes all nominees) and Named Executives, and (iii) all directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
(i) Certain Beneficial Owners:
Oaktree Capital Management, LLC	2,167,875	(3)	12.4%
OCM Principal Opportunities Fund, L.P. 333 South Grand Avenue, 28th Floor Los Angeles, California 90071
SZ Investments, L.L.C.	1,600,000	(4)	9.2%
Chai Trust Company, L.L.C. Two North Riverside Plaza, Suite 600 Chicago, Illinois 60606
EGI-Fund (05-07) Investors, L.L.C.	1,600,000	(5)	9.2%
EGI-Fund (02-04) Investors, L.L.C. EGI-Managing Member (02-04), L.L.C. SZ Investments, L.L.C. Chai Trust Company, L.L.C. Two North Riverside Plaza, Suite 600 Chicago, Illinois 60606
Talon Asset Management, LLC	1,492,290	(6)	8.5%
One North Franklin Suite 900 Chicago, IL 60606
Deerfield Capital, L.P.	1,350,000	(7)	7.7%

Deerfield Partners, L.P.
Deerfield Special Situations Fund, L.P.
Deerfield Management Company, L.P.
Deerfield International Limited
Deerfield Special Situations Fund International Limited
James E. Flynn
780 Third Avenue, 37th Floor
New York, New York 10017

Zesiger Capital Group LLC	1,056,600	(8)	6.0%
45 Rockefeller Center Suite 2074 New York, New York 10111
Wellington Management Company, LLP	1,014,944	(9)	5.8%
75 State Street Boston, Massachusetts 02109

(ii) Directors (which includes all nominees) and Named Executives:
Colin W. Stewart	154,180	(10)	*
Brian M. Gallagher, Ph.D	543,800	(11)	3.0%
Nancy C. Broadbent	261,135	(12)	1.5%
David F. Pfeiffer	277,380	(13)	1.6%
Peter R. Barnett, D.M.D.	54,667	(14)	*
Robert Black	50,767	(15)	*
James E. Daverman	131,220	(16)	*
Robert J. Easton	105,155	(17)	*
Robert A. Beardsley, Ph.D.	8,100	(18)	*
W. James O’Shea	52,642	(19)	*
George Lasezkay, Pharm.D., J.D.	—		*
Klaus Theobald	36,520	(20)	*
Andrew K.W. Powell	17,740	(21)	*
(iii) All Directors and executive officers as a group (13 persons)	1,693,306	(22)	9.0%

*                    Less than 1%

(1)          Except as set forth in the footnotes to this table and subject to applicable community property law, the persons and entities named in the table have sole voting and investment power with respect to all shares.

(2)          Applicable percentage of ownership for each holder is based on 17,465,359 shares of common stock outstanding on April 1, 2006, plus any common stock equivalents and presently exercisable stock options or warrants held by each such holder, and options or warrants held by each such holder which will become exercisable within 60 days after April 1, 2006.

(3)          Information is based on a Schedule 13D/A (Amendment No. 6) dated December 20, 2005 as filed with the Securities and Exchange Commission. Includes 2,167,875 shares of common stock, of which 2,082,352 are issuable upon the conversion of 177,000 shares the Series D-1 preferred stock held thereby, 62,933 shares of common stock, including shares of common stock issued in payment of dividends on the Series D-1 preferred stock and 22,589 shares of common stock issuable upon exercise of certain options for which it has sole voting power and sole dispositive power.

(4)          Information is based on a Schedule 13G/A (Amendment No. 1) dated February 13, 2006 as filed with the Securities and Exchange Commission. Each of SZ Investments, L.L.C. and Chai Trust Company, L.L.C. beneficially own 1,600,000 shares of common stock. Each of SZ Investments, L.L.C. and Chai Trust Company, L.L.C. reports that it has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 1,600,000 shares of common stock.

(5)          Information is based on a Schedule 13G/A (Amendment No. 1) dated February 13, 2006 as filed with the Securities and Exchange Commission. EGI-Fund (05-07) Investors, L.L.C. beneficially owns 1,181,500 shares of common stock. EGI-Fund (05-07) Investors, L.L.C. reports that it has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 1,181,500 shares. EGI-Fund (02-04) Investors, L.L.C. and EGI-Managing Member (02-04), L.L.C. share beneficial ownership of 418,500 shares of common stock. EGI-Fund (02-04) Investors, L.L.C. and EGI-Managing Member (02-04), L.L.C. each report that it has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 418,500 shares of common stock. SZ Investments, L.L.C. and Chai Trust Company, L.L.C. share beneficial ownership of, the power to vote or to direct the vote of, and the power to dispose or direct the disposition of, the 1,600,000 shares of common stock held by EGI-Fund (05-07) Investors, L.L.C. and EGI-Fund (02-04) Investors, L.L.C.

(6)          Information is based on a Schedule 13G/A (Amendment No. 1) dated February 14, 2006 as filed with the Securities and Exchange Commission. Talon Asset Management, LLC reports that it beneficially owns 1,492,290 shares of common stock. Talon Asset Management, LLC reports that it has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 1,492,290 shares of common stock. The shares are either (a) held on behalf of discretionary clients of Talon Asset Management, LLC or (b) held on behalf of Talon Opportunity Partners, L.P., as manager of Talon Opportunity Managers, L.L.C., the general partner of Talon Opportunity Partners, L.P. To the knowledge of Talon Asset Management, LLC, no client has the right to receive dividends or direct the proceeds from the sale of interests relating to more than 5% of the class. From time to time, Talon Opportunity Partners, L.P. may make distributions of partnership income to limited partners, none of which has an interest relating to more than 5% of the class.

(7)          Information is based on a Schedule 13G dated January 17, 2006 as filed with the Securities and Exchange Commission. Deerfield Capital, L.P. reports that it beneficially owns 561,000 shares of common stock. Deerfield Capital, L.P. has shared power to vote or direct the vote and shared power to dispose or vote the disposition of 561,000 shares of common stock. Deerfield Partners, L.P. reports that it beneficially owns 506,000 shares of common stock. Deerfield Partners, L.P. has shared power to vote or direct the vote and shared power to dispose or vote the disposition of 506,000 shares of common stock. Deerfield Special Situations Fund, L.P. reports that it beneficially owns 55,000 shares of common stock. Deerfield Special Situations Fund, L.P. has shared power to vote or direct the vote and shared power to dispose or vote the disposition of 55,000 shares of common stock. Deerfield Management Company, L.P. reports that it beneficially owns 789,000 shares of common stock. Deerfield Management Company, L.P. has shared power to vote or direct the vote and shared power to dispose or vote the disposition of 789,000 shares of common stock. Deerfield International Limited reports that it beneficially owns 644,000 shares of common stock. Deerfield International Limited has shared power to vote or direct the vote and shared power to dispose or vote the disposition of 644,000 shares of common stock. Deerfield Special Situations Fund International Limited reports that it beneficially owns 145,000 shares of common stock. Deerfield Special Situations Fund International Limited has shared power to vote or direct the vote and shared power to dispose or vote the disposition of 145,000 shares of common stock. James E. Flynn beneficially owns 1,350,000 shares of common stock. Mr. Flynn reports that he has shared power to vote or direct the vote and shared power to dispose or vote the disposition of 1,350,000 shares of common stock.

(8)          Information is based on a Schedule 13G/A (Amendment No 8) dated February 14, 2006 as filed with the Securities and Exchange Commission. Zesiger Capital Group LLC, in its capacity as investment adviser, may be deemed to beneficially own 1,056,600 shares of common stock, which shares are held of record by clients of Zesiger Capital Group LLC. Zesiger Capital Group LLC reports that it has sole power to vote or direct the vote of 830,500 shares of common stock and sole power to dispose or direct the disposition of 1,056,600 shares of common stock.

(9)          Information is based on a Schedule 13G/A (Amendment No. 4) dated February 14, 2006 as filed with the Securities and Exchange Commission. According to such Schedule 13G/A, Wellington Management Company, LLP, in its capacity as investment adviser, may be deemed to beneficially own 1,014,944 shares of common stock, which shares are held of record by clients of Wellington Management Company, LLP. Wellington Management Company, LLP reports that it has shared power to vote or direct the vote of 950,144 shares of common stock and shared power to dispose or direct the disposition of 1,014,944 shares of common stock, while its clients have the right to receive, or direct the receipt of, dividends from, or proceeds from the sale of, such shares.

(10) Includes 134,180 shares of common stock underlying options which are or may be exercisable as of April 1, 2006 or 60 days after such date.

(11)   Includes 404,000 shares of common stock underlying options which are or may be exercisable as of April 1, 2006 or 60 days after such date.

(12)   Includes 201,260 shares of common stock underlying options which are or may be exercisable as of April 1, 2006 or 60 days after such date. Also includes 2,000 shares of common stock held in the name of Ms. Broadbent’s spouse and 1,000 shares of common stock held in the name of Ms. Broadbent’s parent, who resides with Ms. Broadbent.

(13)   Includes 265,880 shares of common stock underlying options which are or may be exercisable as of April 1, 2006 or 60 days after such date.

(14)   Includes 50,767 shares of common stock underlying options which are or may be exercisable as of April 1, 2006 or 60 days after such date.

(15)   Consists of 50,767 shares of common stock underlying options which are or may be exercisable as of April 1, 2006 or 60 days after such date.

(16)   Includes 56,220 shares of common stock underlying options which are or may be exercisable as of April 1, 2006 or 60 days after such date.

(17)   Includes 50,767 shares of common stock underlying options which are or may be exercisable as of April 1, 2006 or 60 days after such date. Also includes 23,529 shares of common stock issuable upon the conversion of 2,000 shares of the Series D-1 preferred stock held by Mr. Easton and 26,409 shares of common stock, including 214 shares of common stock issued in payment of dividends on such Series D-1 preferred stock. Also includes 4,450 shares of common stock held as trustee for the Rachel Easton Charitable Trust.

(18)   Consists of 100 shares of common stock Dr. Beardsley indirectly owns through a 401(k) plan and 8,000 shares of common stock underlying options which are or may be exercisable as of April 1, 2006 or 60 days after such date.

(19)   Consists of 52,642 shares of common stock underlying options which are or may be exercisable as of April 1, 2006 or 60 days after such date.

(20)   Consists of 36,520 shares of common stock underlying options which are or may be exercisable as of April 1, 2006 or 60 days after such date.

(21)   Consists of 1,600 shares of common stock held by Mr. Powell, 500 shares held by the Uniform Trust for Minors Account of Mr. Powell’s daughter and 500 shares held by the Uniform Trust for Minors Account of Mr. Powell’s son and 15,140 shares of common stock underlying options which are or may be exercisable as of April 1, 2006 or 60 days after such date.

(22)   See Notes 10 through 21.

Series D-1 Preferred Stock

There were, as of April 1, 2006, eight holders of record of our Series D-1 preferred stock. The following table sets forth certain information, as of April 1, 2006, with respect to the beneficial ownership of our Series D-1 preferred stock by (i) each person known by us to be the beneficial owner of more than 5% of the total number of shares of Series D-1 preferred stock outstanding as of such date, (ii) each of our directors (which includes all nominees) and Named Executives who beneficially own shares of Series D-1 preferred stock and (iii) all directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
(i) Certain Beneficial Owners:
OCM Principal Opportunities Fund, L.P.	177,000	(3)	88.5%
Richard A. Horstmann	10,000	(4)	5.0%
(ii) Directors (which includes all nominees) and Named Executives:
Robert J. Easton	2,000	(5)	1.0%
(iii) All Directors and executive officers as a group (13 persons)	2,000	(6)	1.0%

(1)          Except as set forth in the footnotes to this table and subject to applicable community property law, the persons and entities named in the table have sole voting and investment power with respect to all shares.

(2)          Applicable percentage of ownership is based on 200,000 shares of Series D-1 preferred stock outstanding on April 1, 2006.

(3)          Such shares of Series D-1 preferred stock are convertible into 2,082,352 shares of common stock.

(4)          Such shares of Series D-1 preferred stock are convertible into 117,647 shares of common stock.

(5)          Such shares of Series D-1 preferred stock are convertible into 23,529 shares of common stock.

(6)          Such shares of Series D-1 preferred stock are convertible into 23,529 shares of common stock.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2005:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
(i) Equity compensation plans approved by security holders
Option Plans(1):	2,519,017	$8.10	1,453,834
(ii) Equity compensation plans not approved by security holders(2):	826,250	$9.76	0
Total	3,345,267	$9.35	1,453,834

(1)          Includes information regarding the following stockholder-approved equity compensation plans: (i) 1992 Stock Option Plan, as amended; (ii) 1996 Stock Option Plan, as amended; (iii) 1996 Non-Employee Director Stock Option Plan, as amended; and (iv) 2005 Equity Incentive Plan.

(2)          The following describes the material features of our equity compensation plans that have not been approved by our security holders, as set forth in the above table:

On March 12, 2001, we consummated a private equity offering of 1,500,000 shares of common stock for an aggregate purchase price of $7.5 million. The investors in such financing were issued warrants to purchase an aggregate of 400,000 shares of our common stock, which were exercisable for up to three years from the date of such financing at an exercise price per share of $6.00. We also issued to our financial advisor in such financing warrants to purchase an aggregate of 150,000 shares of our common stock, which were exercisable for up to three years from the date of such financing at an exercise price per share of $5.70. As of December 31, 2004, all such warrants were exercised in full.

On February 14, 2002, we entered into an equity line arrangement under the terms of a Common Stock Purchase Agreement with Kingsbridge Capital Limited. The equity line provided for the sale of up to $8.5 million in registered shares of our common stock to Kingsbridge. The equity line terminated pursuant to its terms on February 13, 2003, and prior to such termination, we had drawn down and issued an aggregate of approximately $1.3 million in registered shares of common stock under such equity line arrangement. In connection with the consummation of the equity line and pursuant to the terms of a warrant agreement executed by us, we issued Kingsbridge a warrant to purchase 40,000 shares of our common stock at an exercise price of $9.38 per share. Such warrant became exercisable as of August 14, 2002, and will expire on August 13, 2007. We have registered the shares of our common stock which may be issued by us upon any exercise of the warrant by Kingsbridge under a shelf registration statement on Form S-3.

On January 15, 1999 and February 27, 2001, we granted options to Brian M. Gallagher, Ph.D., our former President and Chief Executive Officer, to purchase 75,000 and 100,000 shares of our common stock, respectively, at respective per share exercise prices of $10.063 and $5.1875. Pursuant to the terms of the Transition Agreement and Release we executed with Dr. Gallagher (i) the vesting period of the options granted on January 15, 1999 has been accelerated such that they are fully vested and shall remain exercisable until January 14, 2009, and (ii) the vesting period of the options granted on February 27, 2001 has been accelerated such that they are fully vested and shall remain exercisable until February 26, 2011. Mr. Gallagher exercised options to purchase 75,000 shares of our common stock in 2004.

On January 15, 1999 and February 27, 2001, we granted options to Robert A. Ashley, our former Senior Vice President of Commercial Development, to purchase 35,000 and 80,000 shares of our common stock, respectively, at respective per share exercise prices of $10.063 and $5.1875. The options granted on January 15, 1999 were to vest in five equal annual installments beginning on the first anniversary of the date of grant and expire on the earlier of January 14, 2009 or 90 days after Mr. Ashley ceased to be employed by us. The options granted on February 27, 2001 were to vest in five equal installments beginning on the date of grant and thereafter on each anniversary of the date of grant and expire on the earlier of February 26, 2011 or 90 days after Mr. Ashley ceased to be employed by us. Mr. Ashley resigned from his position with us on February 28, 2004. Mr. Ashley exercised options to purchase 99,000 shares of our common stock in 2004. In addition, 16,000 options to purchase shares of our common stock held by Mr. Ashley were cancelled in 2004.

On January 15, 1999 and February 27, 2001, we granted options to Nancy C. Broadbent, our Chief Financial Officer and Treasurer, to purchase 25,000 and 50,000 shares of our common stock, respectively, at respective per share exercise prices of $10.063 and $5.1875. The options granted on January 15, 1999 vest in five equal annual installments beginning on the first anniversary of the date of grant and expire on the earlier of January 14, 2009 or 90 days after Ms. Broadbent ceases to be employed by us. Such January options will become immediately exercisable if the closing price of our common stock, as quoted on the NASDAQ National Market, exceeds a pre-determined per share price for a certain number of consecutive days. The options granted on February 27, 2001 vest in five equal installments beginning on the date of grant and thereafter on each anniversary of the date of grant. Such February options expire on the earlier of February 26, 2011 or 90 days after Ms. Broadbent ceases to be employed by us. Ms. Broadbent exercised a portion of the February options to purchase 15,000 shares of our common stock in 2003.

On January 15, 1999 and February 27, 2001, we granted options to David F. Pfeiffer, our Senior Vice President of Sales and Marketing, to purchase 25,000 and 80,000 shares of our common stock, respectively, at respective per share exercise prices of $10.063 and $5.1875. The options granted on January 15, 1999 vest in five equal annual installments beginning on the first anniversary of the date of grant and expire on the earlier of January 14, 2009 or 90 days after Mr. Pfeiffer ceases to be employed by us. Such January options will become immediately exercisable if the closing price of our common stock, as quoted on the NASDAQ National Market, exceeds a pre-determined per share price for a certain number of consecutive days. The options granted on February 27, 2001 vest in five equal installments beginning on the date of grant and thereafter on each anniversary of the date of grant. Such February options expire on the earlier of February 26, 2011 or 90 days after Mr. Pfeiffer ceases to be employed by us. Mr. Pfeiffer exercised a portion of the February options to purchase 45,000 shares of our common stock in 2003.

On January 15, 1999 and February 27, 2001, we granted options to Douglas C. Gehrig, our former Vice President of Corporate Accounts, to purchase 25,000 and 50,000 shares of our common stock, respectively, at respective per share exercise prices of $10.063 and $5.1875. The options granted on January 15, 1999 were to vest in five equal annual installments beginning on the first anniversary of the date of grant and expire on the earlier of January 14, 2009 or 90 days after Mr. Gehrig ceases to be employed by us. The options granted on February 27, 2001 were to vest in five equal installments beginning on the date of grant and thereafter on each anniversary of the date of grant and expire on the earlier of February 26, 2011 or 90 days after Mr. Gehrig ceases to be employed by us. Mr. Gehrig separated from us on April 30, 2004. Mr. Gehrig exercised options to purchase 40,000 shares of our common stock in 2003 and 2004. In addition, 35,000 options to purchase shares of our common stock held by Mr. Gehrig were cancelled in 2004.

On October 12, 2000, we granted options to Michael Romanowicz, our Vice President of Professional Affairs and Managed Care, to purchase 9,000 shares of our common stock at an exercise price of $5.00 per share. The options vest in four equal annual installments beginning on the first anniversary of the date of grant and expire on the earlier of October 11, 2010 or 90 days after Mr. Romanowicz ceases to be employed by us. Mr. Romanowicz exercised a portion of the October options to purchase 4,500 shares of our common stock in 2003.

On October 12, 2000, we granted options to approximately 128 of our employees to purchase an aggregate of 237,750 shares of our common stock at an exercise price of $5.00 per share. Such options generally vested in two to four equal annual installments beginning on the first anniversary of the date of grant and expire on the earlier of October 11, 2010 or 90 days after employment with us terminates. As of December 31, 2005, 133,500 of such options had been exercised and 60,500 of such options had been canceled.

On May 16, 1996, June 3, 1996 and January 15, 1999 we granted options to four employees to purchase an aggregate of 18,500 shares of common stock with exercise prices ranging from $2.00 to $10.063 per share. As of December 31, 2005, 11,000 of such options had been exercised and no such options had been canceled.

On December 8, 2003, we granted options to Colin W. Stewart, our President and Chief Executive Officer effective the date of commencement of his employment. These options were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) under the following terms:  300,000 non-qualified stock options, exercise price equal to the fair market value on the grant date, ten-year duration and vesting at the rate of 20% for each year of service with us. In certain circumstances, if the closing price of our common stock, as quoted on the NASDAQ National Market, exceeds a pre-determined per share price for a certain number of consecutive days, a portion of such options will vest immediately.

On August 11, 2004, we granted options to Greg Ford, our Vice President, Business Development and Strategic Planning, and Brad Zerler, our Vice President of Research, in connection with the commencement of their employment. These options were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) under the following terms: 70,000 non-qualified stock options to Mr. Ford and 40,000 non-qualified stock options to Mr. Zerler, each with exercise prices equal to the fair market value on the grant date, ten-year duration and vesting at the rate of 20% for each year of service with us.

In addition, on September 23, 2004, we granted options to Andrew K.W. Powell, our Vice President, General Counsel and Secretary, in connection with the commencement of his employment. These options were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) under the following terms: 70,000 non-qualified stock options with an exercise price equal to the fair market value on the grant date, ten-year duration and vesting at the rate of 20% for each year of service with us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

For information relating to (i) certain registration rights and rights to participate in certain future offerings undertaken by us, held by Mr. Easton, who currently serves, and during 2005 served, as a member of our Compensation Committee and (ii) the consulting arrangement with Mr. Gallagher, who served as a member of the Board of Directors during 2005, please see “EXECUTIVE COMPENSATION—Compensation Committee Interlocks and Insider Participation” and “EXECUTIVE COMPENSATION—Employment Contracts, Termination of Employment and Change-in-Control Arrangements.”

As of April 1, 2006, OCM Principal Opportunities Fund, L.P. is entitled to identical registration rights and rights to participate in future offerings undertaken by us as is Mr. Easton, with respect to such shares of Series D-1 preferred stock.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

Dr. Theobald previously served as chief executive officer and a director of Allergenics, Inc., a company engaged in the development of anti-allergy drugs. Allergenics filed for bankruptcy in 2003 under Chapter 7 of the U.S. Bankruptcy Code. The case was heard before the U.S. Bankruptcy Court for the Northern District of California, San Francisco Division. The assets of the company have been liquidated pending final distribution to creditors.

PROPOSAL NO. 2

TO APPROVE A PROPOSAL TO AMEND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 25,000,000 TO 75,000,000.

The Board of Directors has unanimously adopted a resolution authorizing an amendment to our Amended and Restated Certificate of Incorporation, as amended (the “Certificate”) to increase the total number of our authorized shares of common stock from 25,000,000 to 75,000,000. The proposed amendment is subject to approval by our stockholders. If the proposed amendment is adopted, it will become effective upon filing of the proposed amendment with the Secretary of State of the State of Delaware attached hereto as Appendix A.

The proposed amendment will replace the first sentence of Article Fifth of the Certificate to read as follows:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall be Eighty Million (80,000,000) shares of which (i) Seventy-Five Million (75,000,000) shares shall be Common Stock, $0.01 par value, and (ii) Five Million (5,000,000) shares shall be Preferred Stock, $0.01 par value.”

The terms of the additional shares of common stock will be identical to those of the currently outstanding common stock. Because the holders of shares of our outstanding common stock have no preemptive rights to purchase any additional shares of common stock which may be issued, the issuance of additional shares would likely reduce the percentage interest of current stockholders in the total outstanding shares. The proposal will not increase the number of shares of preferred stock authorized. The relative rights and limitations of the common stock and preferred stock would remain unchanged under the proposal. However, the additional shares will be available for issuance from time to time by us, at the discretion of our Board of Directors, without further authorization by vote of the stockholders unless applicable law or regulation or stock exchange requirements otherwise require such authorization.

As of April 12, 2006, 17,478,909 shares of common stock were issued and outstanding, no shares of capital stock were held by us as treasury stock and 200,000 shares of Series D-1 preferred stock were issued and outstanding. In relation to the 7,521,091 currently authorized but unissued shares of common stock, an aggregate of 2,352,938 shares have been reserved for future issuance upon conversion of the Series D-1 preferred stock, assuming a conversion price of $8.50; 3,639,205 shares of common stock upon exercise of outstanding stock options granted under our current stock option plans; 40,000 shares issuable upon exercise of outstanding warrants; and up to 1,085,634 reserved for issuance with respect to ungranted options under our existing option plans.

Pursuant to the Restructuring Agreement, we agreed to seek an increase in the number of authorized shares of common stock available for issuance under the Certificate for the purpose of effecting the conversion of the shares of Series D-1 preferred stock.

If the proposed amendment is approved, our Board of Directors would be able to authorize the issuance of shares of common stock without the necessity, and related costs and delays, of either calling a special stockholders’ meeting or waiting for the next regularly scheduled meeting of stockholders in order to increase the authorized shares of common stock.

The affirmative vote of (i) stockholders possessing a majority of the outstanding shares of common stock and Series D-1 preferred stock, including the shares of common stock underlying the Series D-1 preferred stock to be voted on an as converted to common stock basis, voting together as a single class and (ii) stockholders possessing at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series D-1 preferred stock, voting as a separate class, are required to approve Proposal No. 2.

The Board of Directors recommends a vote FOR the approval of a proposal to amend our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 25,000,000 to 75,000,000.

PROPOSAL NO. 3

TO APPROVE A PROPOSAL TO ISSUE GREATER THAN 2,900,814 SHARES OF OUR COMMON STOCK, IF NECESSARY, UPON CONVERSION OF THE OUTSTANDING SHARES OF OUR SERIES D-1 PREFERRED STOCK AS REQUIRED BY NASDAQ MARKETPLACE RULE 4350.

The holders of shares of our common stock are being asked to approve a proposal to issue greater than 2,900,814 shares of our common stock, if necessary, upon conversion of the outstanding shares of our Series D-1 preferred stock as required by NASDAQ Marketplace Rule 4350.

On December 15, 2005, we and the Series D Holders entered into the Restructuring Agreement to effect an exchange (the “Exchange”), whereby we exchanged all 200,000 outstanding shares of our outstanding Series D preferred stock for 200,000 shares of our Series D-1 preferred stock. Initially, the Series D-1 preferred stock is convertible into 2,352,938 shares of our common stock, subject to adjust in accordance with the terms of the Series D-1 preferred stock.

Pursuant to the Restructuring Agreement, we agreed to:

•       a reduction in the conversion price of the Series D preferred stock from $9.89 per share to $8.50 per share of Series D-1 preferred stock;

•       register for resale all of the shares of common stock issuable upon conversion of the Series D-1 preferred stock and shares of common stock issued to the Series D Holders in connection with certain dividends for the period May 12, 1999 through June 30, 1999; and

•       file a Certificate of Designation, Preferences and Rights of the Series D-1 Cumulative Convertible Preferred Stock with the Secretary of State of the State of Delaware.

In addition to the exchange of the outstanding shares of Series D preferred stock into shares of Series D-1 preferred stock, the Series D Holders agreed to:

•       permanently waive their right to approve our research and development expenditures in excess of $7.0 million annually; and

•       a reduction in the number of consecutive trading days during which the closing price of our common stock must exceed two times the conversion price of the Series D-1 preferred stock before we can require mandatory conversion of the Series D-1 preferred stock into common stock from 40 trading days to 30 trading days.

Stockholder approval for the issuance of shares of common stock in connection with the conversion of the Series D-1 preferred stock in excess of 19.99% of the outstanding shares of our common stock on December 15, 2005, which was 2,900,814 shares, is necessary in order to comply with NASDAQ Marketplace Rule 4350(i)(1)(D)(ii) (the “20% Rule”). The 20% Rule requires stockholder approval prior to any transaction not involving a public offering that involves the sale, issuance or potential issuance by a listed company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the voting power of the company outstanding before the issuance for less than the greater of book or market value of the stock.

As discussed above, as a condition to the consummation of the Exchange, we filed the Certificate of Designation, Preferences and Rights of the Series D-1 Cumulative Convertible Preferred Stock with the Secretary of State of the State of Delaware. Under the provisions of the Certificate of Designation, Preferences and Rights of the Series D-1 Cumulative Convertible Preferred Stock, issuances of common stock upon conversion of the Series D-1 preferred stock were capped such that there could not be an issuance of 20% or more of the outstanding shares or voting power outstanding as of December 15, 2005 without prior stockholder approval (the “20% Threshold”). Accordingly, stockholder approval of the Exchange was not originally required under the 20% Rule.

If at any point we propose to issue any common stock, subject to certain exceptions, for a price per share less than the conversion price of the Series D-1 preferred stock then in effect (a “Triggering Transaction”), and the number of shares of common stock previously issued upon conversion of the Series D-1 preferred stock together with the number of shares of common stock that would then be issuable in the event of conversion of all shares of Series D-1 preferred stock then outstanding as a result of such Triggering Transaction, would exceed the 20% Threshold we are obligated to obtain stockholder approval for the issuance of common stock in excess of the 20% Threshold.

As of April 1, 2006, the 200,000 shares of Series D-1 preferred stock were convertible into 2,352,938 shares of common stock. However, since the total number of shares of common stock that may be issued upon conversion of the Series D-1 preferred stock in the future could exceed the 20% Threshold, stockholder approval is required pursuant to the 20% Rule.

The affirmative vote by the holders of a majority of the shares of common stock represented at the Annual Meeting is required to approve Proposal No. 3. The holders of the outstanding shares of Series D-1 preferred stock are not entitled to vote on this proposal since they participated in the Exchange.

The Board of Directors recommends a vote FOR the approval of a proposal to issue greater than 2,900,814 shares of our common stock, if necessary, upon the conversion of the outstanding shares of our Series D-1 preferred stock as required by NASDAQ Marketplace Rule 4350.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors intends, subject to stockholder approval, to retain KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2006. KPMG LLP also served as our independent registered public accounting firm for 2005.

Representatives of KPMG LLP are expected to attend the Annual Meeting and have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

The affirmative vote by the holders of a majority of the shares of common stock and Series D-1 preferred stock to be voted on an as converted to common stock basis, voting together as a single class, represented at the Annual Meeting is required to approve Proposal No. 4.

The Board of Directors recommends a vote FOR the ratification of the selection by the Audit Committee of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2006.

STOCKHOLDERS’ PROPOSALS

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2007 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, must submit the proposal to us at our offices at 41 University Drive, Newtown, Pennsylvania 18940, attention Andrew K.W. Powell, not later than December [   ], 2006.

Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, are required to provide advanced notice of such proposal to us at the aforementioned address not later than March [    ], 2007.

If we do not receive notice of a stockholder proposal within this timeframe, our management will use their discretionary authority to vote the shares they represent, as our Board of Directors may recommend. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these other applicable requirements.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to us at 41 University Drive, Newtown, Pennsylvania 18940, or call us at (215) 579-7388. If you want to receive separate copies of the Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

The Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

GENERAL

The accompanying proxy is solicited by and on behalf of our Board of Directors, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by us.

In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and other employees of the Company who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

Certain information contained in this Proxy Statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE THERETO BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON APRIL 12, 2006, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO MR. ANDREW K.W. POWELL, SECRETARY, COLLAGENEX PHARMACEUTICALS, INC., 41 UNIVERSITY DRIVE, NEWTOWN, PENNSYLVANIA 18940. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

By Order of the Board of Directors

Andrew K.W. Powell
Secretary

Newtown, Pennsylvania
April [   ], 2006

APPENDIX A

CERTIFICATE OF AMENDMENT
TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COLLAGENEX PHARMACEUTICALS, INC.

CollaGenex Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the “Corporation”), does hereby make this Certificate of Amendment under the corporate seal of the Corporation and does hereby state and certify as follows:

FIRST:   The name of the Corporation is CollaGenex Pharmaceuticals, Inc. The Corporation filed its original certificate of incorporation with the Secretary of State of the State of Delaware on January 10, 1992.

SECOND:   This Certificate of Amendment amends the Corporation’s Amended and Restated Certificate of Incorporation, as amended to date, to increase the number of authorized shares of the Corporation’s Common Stock.

THIRD:   This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware, the requisite written consent of the holders of each class of stock entitled to vote thereon has been voted in favor of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as amended to date, as follows:

RESOLVED:   That the first sentence of Article FIFTH of the Amended and Restated Certificate of Incorporation, as amended, be and hereby is, amended and restated in its entirety as follows:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall be Eighty Million (80,000,000) shares of which (i) Seventy-Five Million (75,000,000) shares shall be Common Stock, $.01 par value, and (ii) Five Million (5,000,000) shares shall be Preferred Stock, $0.01 par value.”

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed on the      day of May, 2006.

/s/ COLIN W. STEWART
Colin W. Stewart President and Chief Executive Officer

PREFERRED STOCK
COLLAGENEX PHARMACEUTICALS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby constitutes and appoints Colin W. Stewart and Andrew K.W. Powell, and each of them, his or her true and lawful agent and proxy with full power of substitution in each, to represent and to vote on behalf of the undersigned all of the shares of CollaGenex Pharmaceuticals, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Omni Hotel at Independence Park, 401 Chestnut Street, Philadelphia, Pennsylvania 19106 at 8:30 A.M., local time, on Wednesday, May 24, 2006, and at any adjournment or adjournments thereof, upon the following proposals more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement for the Meeting (receipt of which is hereby acknowledged).

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.

(continued and to be signed on reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
COLLAGENEX PHARMACEUTICALS, INC.

PREFERRED STOCK

May 24, 2006

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.   ☒

1.	ELECTION OF DIRECTOR
	☐ FOR	Nominee: Robert A. Beardsley, Ph.D.
☐ WITHHOLD AUTHORITY
2.	TO APPROVE A PROPOSAL TO AMEND THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 25,000,000 TO 75,000,000.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	APPROVAL OF PROPOSAL TO RATIFY THE SELECTION BY THE AUDIT COMMITTEE OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	In his or her discretion, the proxy is authorized to vote upon other matters as may properly come before the Meeting.

Please check the box if you are
planning to attend the Meeting in person. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.   ☐

Signature of Preferred Stockholder	Date:	Signature of Preferred Stockholder	Date:
IF HELD JOINTLY

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

COMMON STOCK

COLLAGENEX PHARMACEUTICALS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby constitutes and appoints Colin W. Stewart and Andrew K.W. Powell, and each of them, his or her true and lawful agent and proxy with full power of substitution in each, to represent and to vote on behalf of the undersigned all of the shares of CollaGenex Pharmaceuticals, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Omni Hotel at Independence Park, 401 Chestnut Street, Philadelphia, Pennsylvania 19106 at 8:30 A.M., local time, on Wednesday, May 24, 2006, and at any adjournment or adjournments thereof, upon the following proposals more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement for the Meeting (receipt of which is hereby acknowledged).

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1, 2, 3 and 4.

(continued and to be signed on reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

COLLAGENEX PHARMACEUTICALS, INC.

COMMON STOCK

May 24, 2006

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.   ☒

1.	ELECTION OF DIRECTOR	Nominees:
	☐ For All Nominees	☐ Colin W. Stewart	☐ James E. Daverman
	☐ Withhold Authority for All Nominees	☐ Peter R. Barnett, D.M.D	☐ Robert J. Easton
	☐ For All Except (See instructions below)	☐ Robert C. Black	☐ W. James O’Shea
☐ George M. Lasezkay
Instruction: To withhold authority to vote for any individual nominee(s) mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒
2.	TO APPROVE A PROPOSAL TO AMEND THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 25,000,000 TO 75,000,000.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.

TO APPROVE A PROPOSAL TO ISSUE GREATER THAN 2,900,814 SHARES OF THE COMPANY’S COMMON STOCK, IF NECESSARY, UPON CONVERSION OF THE OUTSTANDING SHARES OF THE COMPANY’S SERIES D-1 PREFERRED STOCK AS REQUIRED BY NASDAQ MARKETPLACE RULE 4350.

		FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	APPROVAL OF PROPOSAL TO RATIFY THE SELECTION BY THE AUDIT COMMITTEE OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	In his or her discretion, the proxy is authorized to vote upon other matters as may properly come before the Meeting.

Please check the box if you are
planning to attend the Meeting in person. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.   ☐

Signature of Common Stockholder	Date:	Signature of Common Stockholder	Date:
IF HELD JOINTLY

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.